UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C. 20549
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iRobot Corporation
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April 14, 2015
VIA EMAIL
Dear Stockholder,
I am writing to provide you with a summary of recent changes made to improve iRobot’s corporate governance and better align executive compensation with Company performance. I am also asking for your support to approve our 2015 Stock Option and Incentive Plan to replace our expiring 2005 plan, as well as to defeat a shareholder proposal to hold annual elections of all directors. I’ve provided highlights of the reasons for management’s positions below.

	2014	2015
Corporate Governance	Termination of rights plan - "poison pill"	Recommend adoption of majority voting standards for a) removal of directors, b) amendments to by-laws, c) amendments to certain provisions of the certificate of incorporation
	Adopted majority voting standard for election of directors
Executive Compensation	Designated 50% of executives' LTI to be based on company's financial performance	Inclusion of clawback policy

Corporate Governance
At our 2014 annual meeting of stockholders, our stockholders voted to request that our board of directors take the steps necessary so that each voting requirement in our existing amended and restated certificate of incorporation and by-laws that calls for a greater than a simple majority vote be eliminated and replaced by a majority voting standard. In response to the strong support from our shareholders, iRobot’s board of directors has proposed an amendment to adopt majority voting standards for (i) removal of directors, (ii) amendments to by-laws and (iii) amendments to certain provisions of the certificate of incorporation. These proposed changes are in addition to unilateral changes made by our board of directors in 2014, including the termination of our rights plan -- commonly known as a “poison pill” - and a change to a majority voting standard for the election of directors.
Executive Compensation
In 2014, the compensation committee made an important change to management’s long-term incentive structure through the inclusion of performance-based equity awards for our executive officers. Fifty percent (50%) of our long-term incentives is now “at risk” based upon the Company’s performance. This is in addition to our non-equity incentive based compensation, which is strictly “at risk” and based on financial performance. Overall, our executive compensation program contains the following highlights:

●	Annual "say-on-pay" vote	●	No pension benefits for executive officers
●	Strong stock ownership and stock holding guidelines	●	Oversight of risks associated with compensation policies and practice
●	No discounted options	●	No excise tax gross-ups
●	Clawback policy	●	Independent compensation consultant
●	No option repricing without shareholder approval	●	No hedging or pledging of Company stock
●	"Double trigger" change in control agreements	●	No excessive perquisites for executives

The iRobot Corporation 2015 Stock Option and Incentive Plan “the 2015 Plan”
The board of directors believes that stock options and other stock-based incentive awards can play an important role in the success of iRobot by encouraging and enabling our employees, officers, non-employee directors and other key persons upon whose judgment, initiative and efforts we depend, to acquire an ownership interest in the Company. As of December 27, 2014, there were stock options to acquire roughly 1.5 million shares of common stock outstanding under our equity compensation plans, 900,000 unvested full value awards with time-based vesting, and 30,000 unvested full value awards with performance vesting outstanding under our equity compensation plans.  Other than the foregoing, no awards under our equity compensation plans were outstanding as of December 27, 2014. Upon the approval of the 2015 Plan by our stockholders, no additional stock option or incentive-awards will be issued from the Company’s existing equity award plans.

The proposed maximum number of shares of common stock available for awards under the 2015 Plan is 3.1 million shares. The previously adopted iRobot 2005 Stock Option and Incentive Plan, as amended, is scheduled to expire in 2015. Accordingly, the 2015 Plan is critical to our ability to provide equity to employees and ongoing effort to build stockholder value.
Shareholder Proposal - Elect Each Director Annually
On December 6, 2014, the Company received by electronic mail a letter dated November 17, 2014 containing a proposal from Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, beneficial owner of 80 shares of the Company's common stock wherein he asks that “shareholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year.” The full text of his proposal is contained in the Company’s proxy statement.
Management and the board of directors recommend voting against the proposal as they believe that the current classified structure of the board of directors continues to be in the best long-term interests of the Company and its stockholders as it provides:
•Stability, Continuity and Experience - A classified board ensures continuity of leadership and informed decision making, as at any given time the majority of the directors will have prior experience serving on the board of directors and a deep understanding of the concerns and issues facing the Company.
•Accountability - Stockholders currently have the ability to elect a majority of the board of directors in just two consecutive annual meetings, which affords stockholders considerable influence over the affairs, operations and future planning of the Company and holds the directors accountable for their actions.
•Protection of Shareholder Value - A classified board enhances the focus of directors on the long-term interests of stockholders by providing them with a longer term of office. This longer term reduces the potential influence of special and single interest stockholder groups who might have a short-term agenda to take action that is not in the long-term interests of the Company and its stockholders. As a result, directors are able to function with greater independence and long-term perspective, which is critical to the directors making decisions that are in the best interests of the Company and its stockholders.

The Company’s 2014 proxy statement, filed on April 13, 2015, includes a more in-depth discussion on the board’s and management’s positions on all of this year’s proposals. I would be happy to answer any questions you have about any of the proposals and welcome your feedback.

Sincerely,
Alison Dean
Executive Vice President and Chief Financial Officer
iRobot Corporation